Exhibit 99.1

SAIC ANNOUNCES CEO RETIREMENT

Walt Havenstein to Retire as CEO Effective June 15, 2012

(McLean, Va.) Oct. 3, 2011 – SAIC, Inc. (NYSE: SAI) announced today that Walt Havenstein will retire as chief executive officer effective June 15, 2012. Havenstein said he was leaving for personal reasons.

“The board of directors will conduct a thorough and thoughtful search for a successor, considering internal and external candidates,” Havenstein said. “The transition plan we have adopted will allow me to participate in the selection and we will assure a smooth transition.”

Havenstein said in a message to employees that “it is an honor to work with you and be associated with the great work you do for our customers and the nation. I am proud of our senior management, our line organization leaders and all of our colleagues. We have accomplished a great deal together and we will continue that record of accomplishment. In the years I have been with SAIC, we have put a strategy in place for the future, and we have structured a more agile, line-driven company to execute that strategy. You have given me every confidence that we will succeed.”

Chairman of the Board A. Thomas Young, said, “We are pleased that Walt will continue as CEO as we implement an orderly and constructive transition.”

Havenstein came to SAIC after more than 25 years of industry leadership, including serving as president and CEO of BAE Systems, Inc.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2011, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact	Vernon Guidry	Melissa Koskovich
	703-676-6255	703-676-6762

	Vernon.a.guidry.jr@saic.com	melissa.l.koskovich@saic.com